Exhibit 10.14
July 11, 2024
Re: Retention Bonus
Dear Jon Hunke:
Upon completion of the planned tax-advantaged separation of Everus Construction Group (“Everus”) from MDU Resources Group, Inc., your continued service and dedication to Everus is essential. Therefore, Everus would like to offer you a retention bonus to incentivize you to continue to support the transition of enterprise information technology systems and services from MDU Resources Group to Everus.
In recognition of your continued service with Everus through December 31, 2025 (the “Retention Period”), Everus is offering you a retention bonus in the amount of $50,000.00, less all applicable withholdings and deductions required by law (the “Retention Bonus”).
You will be eligible to receive the Retention Bonus if all the following eligibility criteria are satisfied:
1.You support the Everus Vice President of Technology by providing assistance, where requested, to ensure the successful transition, as determined in Everus’ sole discretion, of enterprise information technology systems and services from MDU Resources Group to Everus;
2.You support the Everus Chief Financial Officer as requested in achieving its desired business objectives, as determined in Everus’ sole discretion;
3.You are actively employed by Everus on the last day of the Retention Period; and
4.You have not given notice of your intent to terminate your employment on or before the last day of the Retention Period.
Your Retention Bonus will be paid in one lump sum cash payment on the final scheduled pay date after the end of the Retention Period, if all eligibility criteria have been met on the last day of the Retention Period.
Your employment with Everus remains at-will, meaning both you and Everus may terminate the employment relationship at any time, with or without cause, and with or without notice. Please be advised, this agreement is in no way intended as a notice of any intent to terminate your employment with Everus now or in the future.
This agreement is intended to comply with, or be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended and shall be construed and administered in accordance with this Section. This agreement and all related documents shall be governed and construed in accordance with the laws of the State of North Dakota.
As a part of this agreement, you are to keep the terms of this agreement strictly confidential. Please sign and date this agreement and return the signed copy to Britney Hendricks in Human Resources as soon as possible, but no later than 48 hours from receipt of the agreement.
We look forward to your continued employment and contributions to Everus.
Sincerely,

/s/ Jeffrey S. Thiede

Jeffrey S. Thiede
President & CEO

Agreed to and accepted by:

/s/ Jon Hunke
Jon Hunke

Date:	July 12, 2024